UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 1, 2011

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33201	82-0538520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800 Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 597-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 1, 2011, DCT Industrial Operating Partnership LP (the “Operating Partnership”), the operating partnership of DCT Industrial Trust Inc. (the “Company”), issued $225 million of fixed rate, senior unsecured notes (the “Notes”) through a private placement. The Notes are unconditionally guaranteed by the Company and various subsidiaries of the Operating Partnership (“Subsidiary Guarantors”). The following table sets forth the principal amount, interest rate and maturity date of the Notes by class (dollars in thousands):

Class	Principal Amount	Interest Rate	Maturity Date
Class J	$49,000	4.02%	August 1, 2016
Class K	$40,000	4.69%	August 1, 2018
Class L	$46,000	4.97%	August 1, 2019
Class M	$15,000	5.42%	August 1, 2021
Class N	$40,000	5.50%	August 1, 2022
Class O	$35,000	5.57%	August 1, 2023

The Notes were issued pursuant to a purchase agreement (the “Agreement”), among the Operating Partnership, the Company and the purchasers of the Notes. Subject to the terms of the Agreement and the Notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, “make-whole” amount or interest under the Notes, and (ii) a default in the payment of certain other indebtedness of the Operating Partnership or of the Company or of the Subsidiary Guarantors, the principal and accrued and unpaid interest and the make-whole amount on the outstanding Notes will become due and payable at the option of the holders. The Agreement and Notes also contains various covenants (including, among others, financial covenants with respect to debt service coverage and consolidated leverage and covenants relating to liens) and if the Operating Partnership or the Company breaches any of these covenants the principal and accrued and unpaid interest and the make-whole amount on the outstanding Notes will become due and payable at the option of the holders.

The Operating Partnership may prepay at any time all, or from time to time any part of, the Notes, in the amount not less than 10% of the aggregate principal amount of the Notes of such class then outstanding at (i) 100% of the principal amount so prepaid, together with accrued interest, and (ii) the make-whole amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.

August 3, 2011

	By:	/s/ John G. Spiegleman
		Name:	John G. Spiegleman
		Title:	Executive Vice President and General
Counsel